Exhibit 99.1
News

For Release    Immediate


Contacts (News Media) Mark Lubbers, EVP, Corporate Affairs 317.817.4418 (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893



                  Conseco, Inc. Reaches Agreement in Principle
                   on Restructuring with Banks and Bondholders


     o Files Voluntary Petitions to Reorganize Under Chapter 11

     o Insurance Operations Not Included in Filing

     o Conseco Finance Corp. Reaches Agreement in Principle to Sell Assets Through Separate Chapter 11 Filing


     Indianapolis, Ind.: Dec. 18, 2002 - Conseco, Inc. (OTCBB:CNCE) announced today that it has reached an agreement in principle with representatives of its banks and bondholders on a financial restructuring of the Company's capital that would substantially reduce the Company's debt. To facilitate the restructuring, the Company and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     The Company emphasized that the filing includes only certain holding companies, certain non-operating subsidiaries and certain entities related to Conseco Finance Corp., the Company's finance subsidiary. Conseco's insurance companies, Conseco Services, LLC and Conseco Capital Management are separate legal entities and are not included in the filing.

     President and Chief Executive Officer William J. Shea stated, "We believe we have achieved a major step toward what we set out to do in August. We have reached an agreement in principle with the bank and bondholder representatives to reduce the company's leverage to a level that, together with our targeted operating performance, will support the efforts by the Company's insurance subsidiaries to reclaim an "excellent" financial strength rating from A.M. Best following the restructuring." Shea further emphasized that the agreement in principle with the bank and bondholder representatives should significantly expedite the restructuring process.

     While negotiating with its major creditor constituents, the Company has worked closely with state insurance regulators. The Company believes the insurance subsidiaries are adequately capitalized, and that policyholders will not be affected by the parent company restructuring.

     Shea further stated, "Our business leaders have done an outstanding job during this difficult period. We continue to drive our businesses for improved results, both at the top and bottom line. We have terrific franchises with outstanding people. We intend to do everything we can to maximize their potential."

                                    - more -

                                                                     Conseco (2)
                                                                   Dec. 18, 2002

     "While we recognize the hardship that has been placed on our employees and many of our constituencies during this period, we believe we have made the hard decisions necessary to position Conseco for future success."

     The petitions were filed in the U.S. Bankruptcy Court for the Northern District of Illinois. Details regarding the filing can be obtained at http://www.bmccorp.net/conseco.

Conseco Finance Corp.
---------------------

     Concurrently with the Company's announcement, Conseco Finance Corp. (CFC) announced that it has reached an agreement in principle with CFN Investment Holdings LLC, a joint venture of Fortress Investment Group LLC, J.C. Flowers & Co. LLC, and Cerberus Capital Management, L.P., providing for the sale of Conseco Finance Corp.'s assets and operations. Under the proposed agreement, CFN Investment Holdings would acquire all of Conseco Finance Corp.'s assets and operations, subject to various closing conditions and CFN Investment Holdings' option to exclude certain assets. The proposed purchase price would be equal to the outstanding amount of CFC's secured debt as of the closing date, subject to adjustment.

     To facilitate the sale and to assist CFC in its efforts to restructure its Manufactured Housing servicing business, CFC and Conseco Finance Servicing Corp. filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mill Creek Bank, Green Tree Retail Services Bank and Conseco Agency were not included in the Chapter 11 filing.

     CFC has issued a separate news release detailing these actions.

                                   - # # # # -

     Note on forward-looking statements: Some of the statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those that use words such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempts," "seeks," "should," "could," "goal," and other similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:
(i) the ability of Conseco to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 petitions; (ii) the potential adverse impact of the Chapter 11 petitions on Conseco's operations, management and employees; (iii) the outcome and timing of Conseco's efforts to restructure and/or sell assets of Conseco Finance; (iv) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) Conseco's ability to sell its products, its ability to make loans and access capital resources and the costs associated therewith, the market value of Conseco's investments, the lapse rate and profitability of policies, and the level of defaults and prepayments of loans made by Conseco; (v) Conseco's ability to achieve anticipated synergies and levels of operational efficiencies, including from our process excellence initiatives; (vi) customer response to new products, distribution channels, marketing initiatives and the Chapter 11 petitions; (vii) mortality, morbidity, usage of health care services and other factors which may affect the profitability of Conseco's insurance products; (viii) performance of our investments; (ix) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of Conseco's products; (x) increasing competition in the sale of insurance and annuities and in the finance business; (xi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xii) actions by rating agencies and the effects of past or future actions by these agencies on Conseco's business, including the impact of recent rating downgrades; (xiii) the ultimate outcome of lawsuits filed against Conseco; and (xiv) the risk factors or uncertainties listed from time to time in Conseco's filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company's Chapter 11 petitions. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.